Exhibit 10.43*
(Form 10-K)
CITIZENS REPUBLIC BANCORP, INC.
SUPPLEMENTAL RETIREMENT BENEFITS PLAN
FOR WILLIAM R. HARTMAN
     The Supplemental Retirement Benefits Plan for William R. Hartman (“Plan”) is amended and restated, effective as of September 19, 2007 by Citizens Republic Bancorp, Inc. (“Corporation”) as follows:
     1. COVERAGE. The coverage of the Plan shall be limited to William R. Hartman (“Participant”).
     2. SUPPLEMENTAL RETIREMENT BENEFIT. The Participant shall be entitled to the supplemental retirement benefit (“Supplemental Retirement Benefit”) described below:
          (a) AMOUNT AT OR AFTER AGE 62-1/2. The annual amount of the Supplemental Retirement Benefit, when expressed in the form of a single life annuity commencing on or after age 62-1/2, shall be equal to the excess of (i) over (ii), where:
     (i) is 60.0% of the highest average base salary paid and bonus earned during any consecutive 36 months during the 60 month period ending on the earlier of (A) January 1, 2011 and (B) the Participant’s Termination of Employment, and
     (ii) is the sum of the Participant’s normal retirement benefit under the Citizens Republic Bancorp, Inc. Pension Plan for Employees (“Pension Plan”) calculated as of his attainment of age 62-1/2, and the Participant’s Social Security benefit also calculated as of age 62-1/2, in each case without regard to (A) any changes in either benefit amount that may occur subsequent to that age due to increases for cost-of-living or other factors and (B) whether the Participant actually commences receiving Social Security benefits or benefits under the Pension Plan.
          (b) AMOUNT AT AGE PRIOR TO AGE 62-1/2. If the Participant’s Termination of Employment occurs prior to his attainment of age 62-1/2, the annual amount of the Supplemental Retirement Benefit, when expressed in the form of a single life annuity commencing at such early retirement date, shall be equal to the excess of (i) over (ii), where:
     (i) is 60.0% of the highest average base salary paid and bonus earned during any consecutive 36 months during the 60 month period ending on the earlier of (A) January 1, 2011 and (B) the Participant’s Termination of Employment, reduced by one-third (1/3) of 1.0% for each complete calendar month that the Participant’s retirement date precedes his attainment of age 62-1/2, and
     (ii) is the sum of the Participant’s early retirement benefit under the Pension Plan calculated as of the Participant’s early retirement age, and the Participant’s Social Security benefit also calculated as of the Participant’s early retirement age (or, if later, the earliest age at which the Participant is entitled to receive a Social Security benefit, but with that Social Security amount reduced by five-ninths (5/9) of 1.0% for each complete calendar month that the Participant’s early retirement date precedes his first eligibility for such benefit), in each case without regard to any changes in either benefit amount that may occur subsequent to such age due to increases for cost-of-living or other factors.
          (c) COMMENCEMENT AND FORM OF BENEFIT.
     (i) Supplemental Retirement Benefit payments shall be made in a single lump sum payment upon the later of the Participant’s (A) Termination of Employment or (B) attainment of age 61. The lump sum payment shall be computed using the same actuarial factors set forth in the Pension Plan for the determination of a lump sum form of payment under such plan as of June 26, 2006 – an interest rate of 4.73% and the mortality table prescribed under IRS Revenue Ruling 2001-62.
     (iii) In the event of the Participant’s death prior to the payment of his Supplemental Retirement Benefit, the Participant’s Supplemental Retirement Benefit shall be paid to the Participant’s Spouse in a single cash lump sum, within 90 days following the Participant’s death.
     (iv) Notwithstanding any other provision of this Plan to the contrary as of the Participant’s Termination of Employment, if the Participant is a “Specified Employee,” within the meaning of Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and as determined by the Corporation in accordance with its adopted uniform policy for determining such individuals, his Supplemental Retirement Benefit shall not be paid until the earlier of (A) the first day of the seventh month following the date of the Participant’s Termination of Employment and (B) the date of the Participant’s death.
     (v) For purposes of this Section, the Participant’s “Spouse” shall be determined in accordance with the Pension Plan and “Termination of Employment” shall mean the Participant’s separation from service with the Corporation for any reason within the meaning of Code Section 409A and related Treasury guidance and Regulations.
     3. VESTING. The Participant is fully vested in, and has a nonforfeitable right to, his Supplemental Retirement Benefit.
     4. SPECIAL DISTRIBUTION. In accordance with Code Section 409A, the Committee (as defined in Section 7) will immediately distribute to the Participant a lump sum amount equal to the amount of taxes due as a result of participation in the Plan to reflect payment of state, local, or foreign tax obligations (including to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes) arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant (the state, local, or foreign tax amount). In no event shall the total payment under this Section 4 exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount. The Participant’s ultimate benefit under Section 2(a) shall be actuarially adjusted to account for any special distributions under this Section 4.
     5. COST OF PLAN.
          (a) The entire cost of providing benefits under the Plan shall be paid by the Corporation out of its current operating budget, and the Corporation’s obligations under the Plan shall be an unfunded and unsecured promise to pay. The Corporation shall not be obligated under any circumstances to fund its obligations under the Plan.
          (b) Notwithstanding paragraph (a), the Corporation may, at its sole option, or by agreement, informally fund its obligations under the Plan in whole or in part, through a group or individual rabbi or similar trust(s) (the “Trust”) established with a banking institution unaffiliated with the Corporation; provided, however, in no event shall such informal funding be construed to create any trust fund, escrow account or other security for the Participant with respect to the payment of benefits under the Plan, other than as permitted under Internal Revenue Service and Department of Labor rules and regulations for unfunded supplemental retirement plans. Notwithstanding any other provision of this Plan to the contrary, no Trust shall be funded if the funding thereof would result in taxable income to the Participant by reason of Section 409A(b) of the Code and, in no event, shall any Trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code. Any fees and expenses of the trustee shall be paid by the Corporation.
          (c) If the Corporation decides to fund the Plan informally, in whole or in part, by procuring, as owner, life insurance for its own benefit on the life of the Participant, the form of such insurance and the amounts thereof shall be the sole decision of the Corporation, and in no event shall the Participant or any beneficiary have any incidents of ownership in any such policies of insurance. If a physical examination is required for the Corporation to obtain insurance for the Participant under this paragraph, the Participant agrees to undergo such physical examinations as may be required by the insurance carrier. Such physical examinations shall be conducted by a physician approved by the Corporation, at the expense of the Corporation.
          (d) No contributions by the Participant are required or permitted under the Plan.
          (e) All taxes on benefits payable to the Participant under the Plan, except for the employer’s share of applicable employment taxes, shall be the obligation of the Participant. To the extent that benefits (or their present value) become taxable to the Participant at any time prior to actual payment of those benefits, such as in the case of the Medicare tax, and to the extent that the Corporation is required to withhold taxes, those taxes shall be withheld from other compensation payable by the Corporation to the Participant.
     6. LIMITATION OF THE PARTICIPANT’S RIGHTS.
          (a) The Plan shall not be deemed to create a contract of employment between the Corporation and the Participant and shall create no right in the Participant to continue in the Corporation’s employment for any specific period of time, or to create any other rights in the Participant or obligations on the part of the Corporation, except as are set forth herein or in any written employment contract. Nor shall the Plan restrict the right of the Corporation to terminate the Participant, or restrict the right of the Participant to terminate his employment, except as otherwise provided by written employment contract.
          (b) The rights of the Participant or any person claiming through the Participant under the Plan shall be solely those of an unsecured general creditor of the Corporation. The Participant, or any person claiming through the Participant, shall have the right to receive from the Corporation only those payments as specified herein. The Participant agrees that he or any person claiming through him shall have no rights or interests in any asset of the Corporation.
          (c) Except to the extent provided by Section 5(b) and as permitted by applicable tax law, no asset used or acquired by the Corporation in connection with the liabilities it has assumed under the Plan shall be deemed to be held under any trust for the benefit of the Participant. Nor shall it be considered security for the performance of the obligations of the Corporation, except as provided by separate agreement and as permitted under Internal Revenue Service and Department of Labor rules and regulations for unfunded supplemental retirement plans.
     7. PLAN ADMINISTRATOR AND CLAIMS PROCEDURE.
          (a) The Plan Administrator of the Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), shall be the Compensation and Benefits Committee of the Corporation’s Board of Directors (“Committee”). The Corporation’s Board of Directors shall have the right to change the Plan Administrator of the Plan at any time. The Corporation shall give the Participant written notice of any such change in the Plan Administrator.
          (b) Any denial by the Plan Administrator of a claim for benefits under the Plan by the Participant or other person (collectively referred to as “Claimant”) shall be stated in writing by the Plan Administrator and delivered or mailed to the Claimant within 90 days after receipt of the claim unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The Committee shall notify the Claimant in writing if the Committee denies, in whole or in part, the Claimant’s claim, and such notice must set forth in a manner calculated to be understood by the Claimant:
     (i) the specific reason(s) for the denial of the claim, or any part of it;
     (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
     (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;
     (iv) an explanation of the claim review procedure set forth below; and
     (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
          (c) A Claimant whose claim for benefits has been wholly or partially denied by the Plan Administrator may request, within 90 days following the date of such denial, in a writing addressed to the Plan Administrator, a review of such denial. The Claimant shall be entitled to submit such issues or comments in writing or otherwise, as he shall consider relevant to a determination of his claim, and may include a request for a hearing in person before the Plan Administrator. Prior to submitting his request, the Claimant (or the Claimant’s duly authorized representative) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits. The Claimant (or the Claimant’s duly authorized representative) may submit written comments or other documents; and/or may request a hearing, which the Committee, in its sole discretion, may grant.
          The Claimant may, at all stages of review, be represented by counsel, legal or otherwise, of his choice, provided that the fees and expenses of such counsel shall be borne by the Claimant. All requests for review shall be promptly resolved. The Plan Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the Claimant not later than 60 days following receipt by the Plan Administrator of the Claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Plan Administrator’s decision shall be so mailed not later than 120 days after receipt of such request. If no decision or review is rendered within this 120 day period, the Claimant’s appeal shall be deemed denied and the Plan Administrator’s original denial of the claim affirmed.
          (d) Any claim under this claims procedure must be submitted within twelve months from the earlier of (1) the date on which the Claimant learned of facts sufficient to enable him to formulate such claim or (2) the date on which the Claimant reasonably should have been expected to learn of facts sufficient to enable him to formulate such claim. Also, the Corporation may not reduce any benefit under this Plan.
          (e) The decision of the Plan Administrator upon review of any claim shall be binding upon the Claimant, his heirs and assigns and the Corporation, and all other persons claiming by, through or under him. The Committee shall notify the Claimant in writing if the Committee denies, in whole or in part, the Claimant’s claim, and such notice must set forth in a manner calculated to be understood by the Claimant:
     (i) the specific reason(s) for the denial of the claim, or any part of it;
     (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

     (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
     (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
          (f) The timely filing of a request for review in the manner specified above shall be a condition precedent to obtaining review before the Plan Administrator, and the Plan Administrator shall have no jurisdiction to entertain a request for review unless so filed. A failure to file a claim and a request for review in the manner and within the time limits set forth above shall be deemed a failure by the aggrieved party to exhaust his administrative remedies and shall constitute a waiver of the rights sought to be established under the Plan.
          (g) Any suit brought to contest or set aside a decision of the Plan Administrator shall be filed in a court of competent jurisdiction within one year from the date of receipt of written notice of the Plan Administrator’s final decision or from the date the appeal is deemed denied, if later. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan shall be commenced until the Claimant first shall have exhausted the claims and review procedures available to him hereunder.
          (h) Any claim filed under the Pension Plan relating to any matter that may affect benefits under this Plan shall be treated as a claim filed under this section.
     7. INDEPENDENCE OF BENEFITS. Except as otherwise provided herein, the benefits payable under the Plan shall be independent of, and in addition to, any other benefits or compensation, whether by salary, or bonus or otherwise, payable under any employment agreements that now exist or may hereafter exist from time to time between the Corporation and the Participant. The Plan does not involve a reduction in salary or foregoing of an increase in future salary by the Participant. Nor does the Plan in any way affect or reduce the existing and future compensation and other benefits of the Participant.
     8. LEGAL FEES. The Corporation agrees to pay as incurred (within 10 days following the Corporation’s receipt of an invoice from the Participant or beneficiary, if applicable) during the period commencing on the Participant’s Termination of Employment or death and ending upon the later of the death of the Participant or 15 years, to the full extent permitted by law, all legal fees and expenses that the Participant (or beneficiary, if applicable) may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant (or beneficiary, if applicable) about the amount of any payment pursuant to this Plan), plus, in each case, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”). In order to comply with Section 409A of the Code, in no event shall the payments by the Corporation under this Section 8 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Participant (or beneficiary, if applicable) shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Corporation is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Corporation is obligated to pay in any other calendar year, and the Participant’s (or beneficiary’s, if applicable) right to have the Corporation pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. Notwithstanding the provisions of this Section 8, in the event a claim brought by the Participant (or beneficiary, if applicable), is determined by a court or arbitrator (or similar dispute resolution mechanism) to be frivolous or brought in bad faith, then the Participant (or beneficiary, if applicable) shall not be entitled to legal fees and expenses pursuant to this Section 8 and shall be required to reimburse the Corporation for any such amounts previously advanced to the Participant (or beneficiary, if applicable).

     9. NON-ALIENATION OF BENEFITS. Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under the Plan shall be valid.
     10. RIGHT TO AMEND OR TERMINATE PLAN.
          (a) The Corporation reserves the right to amend the Plan in any manner, and the Corporation reserves the right to terminate the Plan at any time in whole or part. Amendment or termination of the Plan shall be accomplished by resolution of the Corporation’s Board of Directors.
          (b) Notwithstanding paragraph (a), no such amendment or termination shall be effective without the explicit written consent of the Participant (or beneficiary, if applicable).
          (c) Notwithstanding any other provision of the Plan to the contrary, the Corporation shall be obligated to effect any termination of the Plan in accordance with Section 409A of the Code so that the Participant is not, nor shall he become, subject to the taxes imposed under Section 409A(1)(B) of the Code. This section shall be interpreted in accordance with Section 409A of the Code, and, to the extent any provision herein conflicts with the terms of Section 409A of the Code, such provision shall be deemed void.
          (d) The Plan is intended to conform to the requirements of Section 409A of the Code, and any regulations promulgated thereunder. The Corporation may amend the Plan to cause the provisions of the Plan to comply with the requirements of Section 409A of the Code, or a combination thereof, so as to avoid the imposition of taxes and penalties on the Participant pursuant to Section 409A of the Code provided that any such amendment shall not reduce the aggregate value to the Participant of the Supplemental Retirement Benefit or otherwise adversely affect the rights of the Participant under the Plan.
     11. CONSTRUCTION AND GOVERNING LAW.
          (a) Wherever any words are used in the Plan in the masculine gender, they shall be construed as though they also were used in the feminine gender in all cases where they would so apply, and wherever any words are used in the Plan in the singular form they shall be construed as though they also were used in the plural form in all cases where they would so apply, and vice versa.
          (b) Headings of paragraphs herein are inserted for convenience of reference. They constitute no part of the Plan and are not to be considered in the construction of the Plan.
          (c) If any provisions of the Plan shall be for any reason invalid or unenforceable, the remaining provisions nevertheless shall be carried into effect.
          (d) Except in the case of preemption by applicable federal law, the Plan shall be governed by the laws of the State of Michigan.
          (e) This Plan constitutes the entire arrangement between the Corporation and the Participant with respect to the subject matter addressed herein. This Plan amends, restates, supercedes and replaces in its entirety the Plan that was effective February 25, 2002.
          (f) It is intended that the Plan shall be unfunded and maintained by the Corporation primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, so that the Plan is exempt from the requirements of Parts 2, 3 and 4 of ERISA. All provisions shall be interpreted in accordance with such intentions.

          Citizens Republic Bancorp, Inc. has caused the Plan, as amended and restated herein, to be executed as of September 19, 2007.

CITIZENS REPUBLIC BANCORP, INC.

By:

Benjamin W. Laird
Title:	Chairman of the Compensation and Human
Resource Committee

PARTICIPANT

William R. Hartman